EXHIBIT 15

The Board of Directors

Duke Realty Corporation

Gentlemen:

RE:  Registration Statements Nos. 33-64659, 333-62381, 333-42513, 333-39965, 333-50081, 33-55727, 333-24289, 333-26833, 333-66919, 333-35008,333-82061, 333-82063, 333-85009, 333-39498, 333-44858, 333-51344, 333-77645, 333-35162, 333-59138, 333-70678, 333-59508, 333-108556 and 333-108557

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 29, 2003, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP

Indianapolis, Indiana

November 12, 2003